Exhibit 10.4

FORM OF PERFORMANCE SHARE AWARD AGREEMENT

H.B. FULLER COMPANY

PERFORMANCE SHARE AWARD AGREEMENT
(Under the H.B. Fuller Company 2018 Master Incentive Plan)

THIS AGREEMENT, dated as of ____________, 20__ (the "Grant Date"), is entered into between H.B. Fuller Company, a Minnesota corporation (the “Company”), and _____________, an employee of the Company or an affiliate of the Company (“Participant”).

WHEREAS, the Company, pursuant to the H.B. Fuller Company 2018 Master Incentive Plan (the “Plan”), wishes to award to Participant a Performance Share Award representing the right to receive shares (“Shares”) of common stock, par value $1.00 per share, of the Company (“Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Performance Share Award Agreement and the Plan;

WHEREAS, Participant’s rights to receive Shares of Common Stock hereunder are sometimes referred to as “Restricted Stock Units” in this Agreement.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto hereby agree as follows:

1.            Performance Share Award. The Company, effective as of the Grant Date, hereby grants to Participant a Performance Share Award representing the right to receive a specified number of Shares of Common Stock as set forth below and subject to the terms and conditions set forth in this Agreement and the Plan:

(a)         ______ Target Number of Shares Subject to Award. The Target Number shall consist of three (3) tranches determined using the percentages set forth below (each, a Tranche Number). The number of Shares payable with respect to each tranche ranges from a maximum number of Shares equal to 200% of the Tranche Number to a potential for a -0- payout in the event the threshold level of performance for that tranche is not achieved (see Exhibit A).

(b)         The Performance Periods and Tranche Vesting Dates for purposes of determining whether, and the extent to which, Shares of Common Stock within each tranche become payable hereunder shall be:

	Performance Period	Tranche	Tranche Vesting Date
a)	____________, 20__ – ___________, 20__	__%	_____ anniversary date of the Grant Date
b)	____________, 20__ –___________, 20__	__%	_____ anniversary date of the Grant Date
c)	____________, 20__ – ___________, 20__	__%	_____ anniversary date of the Grant Date

The performance goals for purposes of determining whether, and the extent to which, the Shares of Common Stock will be paid are set forth in Exhibit A to this Agreement, which Exhibit is made a part of this Agreement.

2.            Rights of Participant with Respect to the Restricted Stock Units.

(a)         No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 3 hereof.

(b)         Dividend Equivalents. As long as Participant holds Restricted Stock Units granted pursuant to this Agreement on the applicable record date, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to Participant under this Agreement multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date. Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units. A report showing the number of Additional Restricted Stock Units so credited shall be sent to Participant periodically, as determined by the Company. The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units granted pursuant to this Agreement and the Additional Restricted Stock Units shall be forfeited in the event that the Restricted Stock Units with respect to which the dividend equivalents were credited are forfeited.

(c)         Issuance of Shares; Conversion of Restricted Stock Units. No Shares of Common Stock shall be issued to Participant prior to the date on which the Restricted Stock Units vest, and the restrictions with respect to the Restricted Stock Units lapse, in accordance with Section 1 or Section 3 hereof. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After any Restricted Stock Units vest pursuant to Section 1 or Section 3 hereof, the Company shall promptly cause to be issued, in either certificated or uncertificated form, Shares of Common Stock registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, in payment of such vested whole Restricted Stock Units and any Additional Restricted Stock Units and shall cause such certificated or uncertificated shares to be delivered to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be. In no event shall issuance of Shares occur more than ninety (90) days after the applicable vesting date. The value of any fractional Restricted Stock Unit shall be cancelled at the time certificated or uncertificated shares are delivered to Participant in payment of the Restricted Stock Units and any Additional Restricted Stock Units.

3.            Vesting; Forfeiture.

(a)         Termination of Employment. In the event that Participant’s employment with the Company and all Affiliates is terminated prior to a Tranche Vesting Date, the Participant’s right to receive any Shares (including the right to receive any Shares relating to Additional Restricted Stock Units) corresponding to that Tranche Vesting Date shall be immediately and irrevocably forfeited, unless such termination is by reason of:

(1)	Participant’s permanent disability (within the meaning of Section 409A(a)(2)(C)(i) of the Code);

(2)	Participant’s death; or

(3)	Participant’s retirement (as defined below in Section 3(c) below).

For avoidance of doubt, if Participant is employed by an Affiliate that is sold or otherwise ceases to be an Affiliate of the Company, Participant shall incur a termination of employment by the Company and all Affiliates of the Company under this Agreement.

(b)         Early Vesting on Death or Disability. In the event Participant dies or becomes permanently disabled prior to the commencement or completion of a Performance Period, or after completion of a Performance Period but prior to a Tranche Vesting Date, then Participant or Participant’s estate shall be entitled to receive a payment of the Shares of Common Stock corresponding to such Performance Period based on, and assuming that, performance would be achieved at the target level, as set forth in Exhibit A to this Agreement. Such payment shall be made as soon as administratively feasible (but in no event more than ninety (90) days) following Participant’s death or permanent disability, as applicable. If a payment is made pursuant to this Section 3(b), no payment shall be made pursuant to Section 1 of this Agreement.

(c)         Retirement. In the event Participant retires prior to the commencement or completion of a Performance Period or prior to a Tranche Vesting Date, then Participant’s rights under the Performance Award shall remain outstanding as if Participant had remained employed for the duration of the Performance Period and through the Tranche Vesting Date. Participant shall be entitled to receive payment of the Performance Award, if any, that becomes payable under Section 1 based on actual performance achieved. For purposes of this Section 3, “retirement” shall mean the voluntary or involuntary termination of Participant’s employment for any reason other than gross and willful misconduct, disability or death, after Participant has completed at least ten years of service as an employee of the Company and/or an Affiliate of the Company, and has attained age 55, so long as the Participant has at all times that Restricted Stock Units are outstanding under this Agreement complied with the terms of any applicable confidentiality, non-disclosure and/or non-competition agreement between the Company and the Participant.

(d)         Change in Control. Notwithstanding the foregoing provisions of this Agreement, in the event that a Change in Control (as defined below) occurs prior to a Tranche Vesting Date, Participant shall be entitled to receive a payment of the Shares of Common Stock corresponding to the Performance Period relating to such Tranche Vesting Date based on, and assuming that, performance would have been achieved at the target level, as set forth in Exhibit A to this Agreement. Such payment shall be made promptly following the date of the Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon any of the following events:

(1)

a public announcement (which, for purposes hereof, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any individual, corporation, partnership, association, trust or other entity becomes the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of the Company then outstanding;

(2)

the individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (provided, however, that if the election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered to be a member of the Incumbent Board);

(3)

the approval of the shareholders of the Company, and consummation, of (i) any consolidation, merger or statutory share exchange of the Company with any person in which the surviving entity would not have as its directors at least 60% of the Incumbent Board and as a result of which those persons who were shareholders of the Company immediately prior to such transaction would not hold, immediately after such transaction, at least 60% of the voting power of the Company then outstanding or the combined voting power of the surviving entity’s then outstanding voting securities; (ii) any sale, lease, exchange or other transfer in one transaction or series of related transactions substantially all of the assets of the Company; or (iii) the adoption of any plan or proposal for the complete or partial liquidation or dissolution of the Company; or

(4)	a determination by a majority of the members of the Incumbent Board, in their sole and absolute discretion, that there has been a Change in Control of the Company.

For purposes of this Section 3(d), “voting power” when used with reference to the Company shall mean the voting power of all classes and series of capital stock of the Company now or hereafter authorized.

If a payment is made pursuant to this Section 3(d), no payment shall be made pursuant to Section 1 of this Agreement. Notwithstanding the foregoing, if any payment due under this Section 3(d) is deferred compensation subject to Section 409A of the Code, and if the Change in Control is not a “change in control event” that serves as a permissible payment event under Treasury Regulation § 1.409A-3(i)(5) or such other regulation or guidance issued under Section 409A of the Code, then the Performance Award shall vest upon the Change in Control as provided above but payment under this Section 3(d) shall be delayed until the earlier of (i) the last day of the Performance Period or (ii) Participant’s separation from service (subject to any additional required delay under Section 9(a)).

4.            Restrictions on Transfer. The Restricted Stock Units shall not be transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of Participant. Each right under this Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. The Restricted Stock Units and any rights under this Agreement may not be sold, assigned, transferred, pledged, alienated, attached or otherwise encumbered and any purported sale, assignment, transfer, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.            Income Tax Matters. In order to comply with all applicable federal, foreign, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, foreign, state or local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Upon vesting of the Restricted Stock Units and the lapse of the restrictions with respect to the Restricted Stock Units under the terms of this Award Agreement, Participant shall be obligated to pay any applicable withholding taxes arising from such vesting and lapse of restrictions. Unless the Company receives an irrevocable written instruction, addressed to the attention of the Secretary of the Company, from Participant prior to the date that the Restricted Stock Units vest and the restrictions lapse, the Company shall automatically withhold as payment the number of Shares of Common Stock, determined by the Fair Market Value on the applicable vesting date as set forth in Section 3 and lapse of restrictions, required to pay the applicable withholding taxes (but only to the extent necessary to satisfy minimum statutory withholding requirements if required under ASC Topic 718).

6.            Securities Matters. No Shares of Common Stock shall be issued pursuant to this Agreement prior to such time as counsel to the Company shall have determined that the issuance of such shares will not violate any securities or other laws, rules or regulations. The Company shall not be required to deliver any Shares of Common Stock until the requirements of any applicable securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. In addition, the grant of these Restricted Stock Units and/or the delivery of any Shares of Common Stock under this Agreement are subject to the Company’s Executive and Key Manager Compensation Clawback Policy and any other clawback policies the Company may adopt in the future to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (or any other applicable law) and any applicable rules and regulations of the Securities and Exchange Commission or applicable stock exchange.

7.            Tax Consequences. Participant agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimize the Participant’s tax liabilities. Participant will not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Restricted Stock Units or the Participant’s other compensation.

8.            Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the Restricted Stock Units.

9.            General Provisions.

(a)         Section 409A. Notwithstanding the foregoing, to the extent that any payment due hereunder is (i) deferred compensation subject to Section 409A of the Code (“Section 409A”), and (ii) is payable to a specified employee (as that term is defined in Section 409A), and (iii) is payable on account of the specified employee’s separation from service (as that term is defined in Section 409A), payment of any part of such amount that would have been made during the six (6) months following the separation from service shall not then be paid but shall rather be paid on the first day of the seventh (7th) month following the separation from service.

(1)

For this purpose, specified employees shall be identified by the Company on a basis consistent with regulations issued under Section 409A, and consistently applied to all plans, programs, contracts, etc. maintained by the Company that are subject to Section 409A.

(2)	For this purpose, “termination of employment” shall be defined as “separation from service” as that term is defined under Section 409A.

(3)

To the extent that Section 409A is applicable to this Agreement, this Agreement shall be construed and administered to comply with the rules of Section 409A. Neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts under this Plan or on account of any failure to comply with any Code section.

(4)

The rules of section 409A of the Code shall apply to this Agreement, and this Agreement shall be construed and administered accordingly. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Agreement or on account of any failure to comply with any section of the Code.

(b)         Interpretations. This Agreement is subject in all respects to the terms of the Plan. Terms used herein which are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final and conclusive upon all parties in interest.

(c)         No Right to Employment. The grant of the Restricted Stock Units shall not be construed as giving Participant the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement or the Plan.

(d)         Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(e)         Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction under any law deemed to be applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be so construed or amended without, in the determination of the Committee, materially altering the purpose or intent of this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(f)         Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

H.B. FULLER COMPANY
By:

Participant

Date:

Exhibit A

Performance Goals for Consecutive One-Year Performance Periods
_____________, 20__ – ____________, 20__: ____%
_____________, 20__ – ____________, 20__: ____%
_____________, 20__ – ____________, 20__: ____%

ROIC Performance	Payout (as % of Target)
Target + 4% [Superior]	200%
Target + 3%	175%
Target + 2%	150%
Target + 1%	125%
Target	100%
Target - 1%	75%
Target - 2% [Threshold]	50%
Less than threshold	0%

Performance between threshold and target and target and superior will be calculated on a pro rata basis. The level of achievement of each performance goal shall be determined by the Compensation Committee of the Board of Directors of the Company.

Definition of ROIC:

NOPAT1

(Short-Term Debt + Long-Term Debt + Total Equity - Cash)2

•	Acquisitions will be treated as follows:
•	Year 1: remove acquisition from measurement completely
•	Year 2: remove amortization from the calculation
•	Year 3: no adjustments

1 NOPAT = (Gross Profit – SG&A Expense) * (1-Effective Tax Rate) + Income from Equity Investments

Includes adjustments as publicly disclosed in the Company’s quarterly earnings release.

Effective tax rate defined as (Adjusted Tax Expense / Adjusted Pretax Earnings)

2 End-of-year metrics. Denominator also includes redeemable non-controlling interest